Exhibit 3.1

NUMERO                     /2021

CONSTITUTION DE SOCIETE DU 21 JUIN 2021

In the year two thousand and twenty-one, on the twenty-first day of June.

Before Maitre Danielle KOLBACH, notary residing in Junglinster, Grand Duchy of Luxembourg, undersigned.

There appeared

EverArc Holdings Limited, a limited company formed under the laws of the British Virgin Islands, having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands and listed with the London Stock Exchange under ticker “EVRA” (the “Sole Shareholder”).

Here represented by Mr Max MAYER, employee, residing professionally in Junglinster, Grand Duchy of Luxembourg, by virtue of a power of attorney.

The said power of attorney, signed ne varietur by the appearing party and the undersigned notary, shall remain annexed to the present deed for the purpose of registration.

Such party, appearing in the capacity in which it acts, has requested the notary to draw up the following articles of association of a société anonyme (public company limited by shares) which is hereby incorporated.

TITLE I - FORM - NAME – PURPOSE – DURATION – REGISTERED OFFICE

Article 1 Form

There is hereby formed a société anonyme (the “Company”) governed by Luxembourg law, in particular the law of August 10, 1915 concerning commercial companies, as amended from time to time (the “Law”) as well as by the present articles of association (the “Articles”).

Article 2 Name

The Company’s name is Perimeter Solutions.

Article 3 Registered Office

The registered office of the Company is established in the municipality of Luxembourg, Grand Duchy of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors is authorised to amend the Articles to reflect such transfer. The Company may have branches and offices, both in the Grand Duchy of Luxembourg or abroad that can established by a resolution of the Board of Directors.

In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office of the Company abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg.

Article 4 Purpose

The object of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purpose..

Article 5 Duration

The Company is formed for an unlimited duration.

TITLE II – CAPITAL – SHARES

Article 6 Capital

The Company’s share capital is set at USD 40,000 (forty thousand US dollars) divided into 40,000 (forty thousand) shares with a nominal value of USD 1 (one US dollar) each (the “Shares”), fully paid-up.

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 7 Increase and reduction of capital

The authorized capital and the subscribed capital of the Company may be increased or reduced in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles or, as the case may be, by the Law for any amendment of these Articles.

The new Shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right (“PSRs”) shall be exercised (the “Subscription Period”). This period may not be less than fourteen (14) days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the Subscription Period.

The PSRs shall be freely negotiable during the Subscription Period.

If after the end of the Subscription Period not all of the PSRs offered to the existing shareholder(s) have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the PSRs shall be offered to the existing shareholders who have already exercised their rights during the Subscription Period, in proportion to the portion their Shares represent in the share capital; the modalities for the subscription are determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the shareholder(s) of the Company.

Article 8 Acquisition of own shares

The Company may acquire or repurchase its Shares. The acquisition and holding of its Shares will be in compliance with the conditions and limits established by the Law.

Article 9 Shares

The Shares are and shall remain in registered form only.

The Board of Directors shall however be authorized to provide at its discretion for the payment in cash in lieu of any fraction of a Share of the Company.

Shares may be held in trust by one or several shareholders.

The Shares are freely transferable in accordance with the provisions of the Law. A register of Shares will be kept by the Company at its registered office, where it will be available for inspection by any shareholder. This register will contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to the present article, in such separate register(s). Certificates reflecting the recordings in the register of shares may be delivered to the shareholders upon their request. The Company may issue multiple registered shares certificates.

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time.

TITLE III – BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 10 Board of directors

The Company will be managed and administered by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than three (3) members (the “Directors”), who need not be shareholders themselves.

The General Meeting may decide to qualify the Directors as class A Director (the “Class A Director”) or class B Director (the “Class B Director”).

The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They may be re-elected for successive terms and they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.

Article 11 Vacancy in the office of the Board of Directors

In the event of a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the Board of Directors by the remaining members of the Board of Directors until the next general meetings of the shareholders of the Company which shall resolve on the permanent appointment in compliance with the applicable legal provisions and present Articles.

Article 12 Powers of the Board of Directors

The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.

According to article 441-10 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more Directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the Board of Directors. The delegation to a member of the Board of Directors shall entail the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.

Article 13 Representation of the Company

The Company will be bound towards third parties by the joint signature of any two (2) Directors or any A Director and any B Director, as the case may be, or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Article 14 Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.

The Board of Directors will meet upon call by the Chairperson. A meeting of the Board of Directors must be convened if any of two Directors so require.

The Chairperson will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairperson pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by mail, by e-mail or by any other mean of written communication. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by mail or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.

Any Director may act at any meeting of the Board of Directors by appointing in writing, by fax, by email or by mail another Director as his proxy.

A quorum of the Board of Directors shall be one (1) A Director and one (1) B Director present at the meeting or, in the event that no category A or category B director have been appointed, three (3) Directors holding office.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

A written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairperson and by the secretary (if any) or by any two members of the Board of Directors.

Article 15 Management fees and expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 16 Conflict of interest

Save as otherwise provided by the Law, any member of the Board of Directors who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the meeting of the Board of Directors. The relevant member of the Board of Directors may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders of the Company prior to such meeting taking any resolution on any other item. Where, by reason of conflicting interests, the number of members of the Board of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the general meeting of shareholders.

The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into under normal conditions. The daily manager(s) of the Company, if any, are subject to the above paragraphs of the present article of these Articles provided that if only one daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board of Directors.

Article 17 Liability of the Directors

No Director commits himself, by reason of his functions, to any personal obligation in relation to liabilities of the Company.

The Company may indemnify any Director (or any one of its directors, managers, officers or employees), against damages and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been Director (or director, manager, officer or employee of a Director).

Article 18 Audit of the Company

The supervision of the Company shall be entrusted to a supervisory auditor (commissaire) or, as the case may be, to a supervisory board constituted by several supervisory auditors.

No supervisory auditor needs to be a shareholder of the Company.

Supervisory auditor(s) shall be appointed by resolution of the shareholders taken in accordance with Article 21 Article 22 of the Articles and will serve for a term ending on the date of the annual general meeting of shareholders following his/her/their appointment. However his/her/their appointment can be renewed by the general meeting of shareholders.

A supervisory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.

If the general meeting of shareholders of the Company appoints one or more statutory auditors (réviseurs d’entreprises agréés) in accordance with article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

A statutory auditor may only be removed by the general meeting of shareholders for cause or with his approval.

TITLE IV – SHAREHOLDERS MEETINGS

Article 19 Power of the Meeting of Shareholders

The general meeting of shareholders shall represent all the shareholders of the Company (the “General Meeting”). It has the powers conferred upon it by the Law.

Article 20 Annual General Meeting

The annual General Meeting shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other General Meetings may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend General Meetings.

Article 21 Other General Meetings

The Board of Directors may convene other General Meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.

General Meetings, including the annual General Meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.

General Meetings shall be convened in accordance with the provisions of the Law. Any shareholder of the Company may attend the General Meeting by appointing another person as his or her proxy, the appointment of which shall be in writing, in a manner to be determined by the Board of Directors in the convening notice. If the shareholder votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 22 Procedure, vote

Shareholders will meet upon call by the Board of Directors or the auditor(s) made in compliance with the Law. The notice sent to the shareholders in accordance with the Law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

If all the shareholders are present or represented at a General Meeting and if they state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.

Shareholders may act at any General Meeting by appointing in writing, by fax, mail, email or by any other mean of written communication, as his proxy another person who need not be a shareholder.

Each shareholder may vote at a General Meeting through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the Board of Directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the General Meeting, as well as for each proposal three boxes allowing the shareholder to vote in favor of or against the proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

The Board of Directors may determine all other conditions that must be fulfilled in order to take part in General Meeting.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

One (1) vote is attached to each outstanding Share.

Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairperson of the Board of Directors.

Article 23 Adjournment

The Board of Directors may forthwith adjourn any General Meeting by four (4) weeks. The Board of Directors must adjourn a meeting if so required by one or more shareholders representing at least ten per cent (10%) of the Company’s share capital. Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

TITLE V – FINANCIAL YEAR – BALANCE SHEET – PROFITS – AUDIT

Article 24 Financial year

The financial year of the Company starts on January 1st and ends on December 31st.

Article 25 Annual accounts

Each year, as at the end of the financial year, the Board of Directors shall draw up a balance sheet and a profit and loss account in accordance with the Law, to which an inventory will be annexed, constituting altogether the annual accounts that will then be submitted to the shareholders in accordance with Article 20 and Article 22 of the Articles.

Article 26 Profits

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions, such as approved by a resolution of the shareholders taken in accordance with Article 20 and Article 22 of the Articles, represents the net profit of the Company.

Each year, 5% (five percent) of the net profit shall be allocated to the legal reserve account of the Company. This allocation ceases to be compulsory when the legal reserve amounts to 1/10 (one tenth) of the share capital of the Company, but must be resumed at any time when the legal reserve falls below this level.

The remaining profit shall be allocated by a resolution of the shareholders taken in accordance with Article 20 and Article 22 of the Articles.

Subject to the conditions fixed by the Law, the Board of Directors may pay out an advance payment on dividends. The Board of Directors fixes the amount and the date of payment of any such advance payment.

Article 27 Interim dividends

Notwithstanding the above provision, the Board of Directors may, in accordance with the provisions of article 461-3 of the Law, decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts not older than 2 (two) months of the date of the decision and prepared by the Board of Directors, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

The supervisory auditor or the statutory auditor, as applicable, shall verify that the conditions laid out above have been complied with.

TITLE VI – DISSOLUTION – LIQUIDATION

Article 28 Dissolution, liquidation

The Company may be dissolved by a decision of the General Meeting voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided by the Law.

Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net liquidation proceeds shall be distributed equally to the holders of the Shares pro rata to the number of the Shares held by them.

TITLE VII – APPLICABLE LAW

Article 29 Applicable law

All matters not governed by these Articles shall be determined in accordance with the Law.

TEMPORARY PROVISION

Notwithstanding the provisions of Article 24 of the Articles, the first financial year of the Company starts today and will end 31 December 2021.

SUBSCRIPTION – PAYMENT

All the 40,000 (forty thousand) shares representing the entire share capital of the Company have been entirely subscribed by EverArc Holdings Limited named above, and fully paid up in cash, therefore the amount of USD 40,000 (forty thousand US dollars), is as now at the disposal of the Company, proof of which has been duly given to the notary by producing a blocked funds certificate.

COSTS

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with this deed, have been estimated at about 1.600,-EUR.

RESOLUTION OF THE SOLE SHAREHOLDER

Immediately after the incorporation of the Company, the Sole Shareholder, representing the entirety of the subscribed share capital passed the following resolutions:

1)	to appoint:

-	Vivek Raj, residing professionally at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands; and

-	Haitham Khouri, residing professionally at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands,

as directors of the Company for a duration of 6 (six) years; and

-	Daniel Paulos, professionally residing at 255 Hollow Horn Rd, Pipersville, PA 18947, United States of America, as supervisory statutory auditor of the Company for a duration of 6 years, and

2)	to fix the registered office of the Company at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

3)	The third director will be appointed at the next extraordinary general meeting.

DECLARATION

The officiating notary who understands and speaks English states herewith that on request of the above appearing person through its attorney, the present deed is worded in English followed by a French translation. On request of the same appearing person and in case of discrepancies between the English and the French text, the English version will prevail.

Whereof the present notarial deed was drawn up in Junglinster, on the day named at the beginning of this document.

The document having been read to the attorney of the person appearing, he signed together with us, the notary, the present original deed.

SUIT LA VERSION FRANCAISE DU TEXTE QUI PRECEDE :

L’an deux mille vingt-et-un, le vingt-et-unième jour du mois de juin.

Par devant Maître Danielle KOLBACH, notaire de résidence à Junglinster, Grand-Duché de Luxembourg.

A comparu

EverArc Holdings Limited, une limited company formée en vertu des lois des Iles Vierges Britanniques, ayant son siège social au Kingston Chambers PO Box 173 Road Town, VG1110 Iles Vierges Britanniques et cotée auprès du London Stock Exchange sous le symbole « EVRA » (l’ “Actionnaire Unique”).

Ici représenté par Monsieur Max MAYER, employé, demeurant professionnellement à Junglinster, en vertu d’une procuration donnée sous seing privé.

Ladite procuration, signée ne varietur par la partie comparante et par le notaire instrumentant, restera annexée au présent acte aux fins d’enregistrement.

Ladite partie comparante, agissant es qualité, a requis le notaire instrumentant de dresser les statuts d’une société anonyme qui est ainsi constituée.

TITRE I – FORME – DENOMINATION – OBJET – DUREE – SIEGE SOCIAL

Article 1 Forme

Il est formé par les présentes une société anonyme (la “Société”) régie par les lois du Grand-Duché de Luxembourg, en particulier la loi du 10 août 1915 relative aux sociétés commerciales, tel que modifiée (la “Loi”) ainsi que par les présents statuts (les “Statuts”).

Article 2 Dénomination

La dénomination de la Société est Perimeter Solutions.

Article 3 Siège social

Le siège social de la Société est établi dans la commune de Luxembourg, Grand-Duché de Luxembourg.

Le siège social peut être transféré à tout autre endroit du Grand-Duché de Luxembourg par une résolution du Conseil d’Administration (tel que défini ci- dessous). Le Conseil d’Administration veillera à ce que les Statuts soient modifiés de manière à refléter un tel transfert. La Société peut avoir des bureaux ou succursales, au Grand-Duché de Luxembourg ou à l’étranger qui peuvent être établis par une décision du Conseil d’Administration.

Dans l’hypothèse où le Conseil de d’Administration estimerait que des événements exceptionnels d’ordre politique, économique ou social ou des catastrophes naturelles se sont produits ou seraient imminents, de nature à interférer avec l’activité normale de la Société à son siège social, il pourra transférer provisoirement le siège social de la Société à l’étranger jusqu’à la cessation complète de ces circonstances exceptionnelles. Ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège social, restera une société régie par les lois du Grand-Duché de Luxembourg.

Article 4 Objet

La Société a pour objet la prise de participations et la détention de participations directes ou indirectes dans des entreprises luxembourgeoises et/ou étrangères et dans toute autre forme d’investissement, l’acquisition par achat, souscription ou de toute autre manière ainsi que la cession par vente, échange ou autrement de valeurs mobilières de toute nature ainsi que l’administration, la gestion, le contrôle et le développement de son portefeuille.

La Société peut accorder toute assistance financière à des filiales, des sociétés affiliées ou à d’autres sociétés appartenant au même groupe de sociétés que la Société, notamment des prêts, garanties ou sûretés sous quelque forme que ce soit. La Société peut employer ses fonds en investissant dans l’immobilier ou les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

La Société peut emprunter sous quelque forme que ce soit et procéder à l’émission d’obligations, de billets à ordre ou tout autre instrument de dette ainsi que des bons de souscription ou tout autre droit de souscription d’actions.

D’une manière générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu’elle jugera utile à l’accomplissement et au développement de son objet social.

Article 5 Durée

La Société est constituée pour une durée indéterminée.

TITRE II – CAPITAL – ACTIONS

Article 6 Capital

Le capital social de la Société est fixé à 40.000 USD (quarante mille Dollars américains) divisé en 40.000 (quarante mille) actions d’une valeur nominale de 1 USD (un Dollar américain) chacune (les “Actions”), entièrement libérées.

En plus du capital social, un compte prime d’émission peut être établi sur lequel seront transférées toutes les primes d’émission payées sur les Actions en plus de la valeur nominale. Le compte prime d’émission constitue une réserve distribuable et peut être utilisé notamment pour régler le prix des Actions que la Société a rachetées à ses actionnaires, pour compenser toute perte nette réalisée, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Les comptes prime d’émission peuvent être créés pour enregistrer les apports contribués à la Société par les actionnaires existants sans émission d’Actions. Les comptes prime d’émission constituent une réserve distribuable et peuvent être utilisés notamment pour payer les Actions que la Société pourrait racheter de son/ses actionnaire(s), pour compenser les pertes nettes réalisées, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Article 7 Augmentation et réduction du capital social

Le capital autorisé et le capital émis de la Société peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires, selon le cas, adoptée aux conditions de quorum et de majorité exigées par les présents Statuts ou, le cas échéant, par la loi pour toute modification des Statuts.

Le capital souscrit de la Société peut également être augmenté à une ou plusieurs reprises par une résolution du Conseil d’Administration, dans les limites du capital autorisé.

Les nouvelles Actions à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants proportionnellement à la part du capital qu’ils détiennent. Le Conseil d’Administration fixera le délai pendant lequel le droit préférentiel de souscription devra être exercé. Ce délai ne pourra pas être inférieur à quatorze jours à compter de la date d’envoi d’une lettre recommandée ou de tout autre moyen de communication accepté individuellement par les destinataires et garantissant l’accès aux informations transmises aux actionnaires annonçant l’ouverture de la période de souscription.

Par dérogation à ce qui est dit ci-dessus, l’assemblée générale, délibérant aux mêmes conditions de quorum et de majorité que celles exigées pour toute modification des Statuts, peut supprimer, renoncer ou limiter le droit préférentiel de souscription ou autoriser le Conseil d’Administration à le faire, dans la mesure où le Conseil d’Administration jugera cette suppression, renonciation ou limitation opportune pour toute émission ou émissions d’actions dans la cadre du capital autorisé.

Si après la fin de la période de souscription, tous les droits préférentiels de souscription offerts aux actionnaires existants n’ont pas été exercés par ces derniers, des tiers peuvent être autorisés à participer à l’augmentation du capital social, sauf si le Conseil d’Administration décide que les droits préférentiels de souscription seront offerts aux actionnaires existants qui ont déjà exercé leurs droits pendant la période de souscription, proportionnellement à la part de leurs Actions dans le capital social; les modalités de souscription sont déterminées par le Conseil d’Administration. Le Conseil d’Administration peut également décider dans ce cas que le capital social ne sera augmenté qu’à concurrence du montant des souscriptions reçues par le(s) actionnaire(s) de la Société.

Article 8 Rachats d’actions

La Société peut acquérir ou racheter ses propres Actions.

L’acquisition et la détention de ses propres Actions se fera conformément aux conditions et dans les limites fixées par la loi.

Article 9 Actions

Les Actions sont et devront être uniquement sous forme nominative.

Le Conseil d’Administration est cependant autorisé à organiser de façon discrétionnaire le paiement en espèces au lieu de toute fraction d’Action de la Société.

Les Actions peuvent être détenues en fiducie par un ou plusieurs actionnaires.

Les Actions sont librement transférables conformément aux dispositions de la Loi. Un registre des Actions sera tenu par la Société à son siège social où il sera mis à disposition aux fins de vérifications par tout actionnaire. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre de ses Actions, l’indication des paiements effectués sur ses Actions ainsi que les transferts des Actions avec leur date. La propriété des Actions sera établie par l’inscription sur ledit registre ou dans le cas ou des teneurs de registres séparés ont été nommés conformément au présent article des Statuts, dans ce(s) registre(s) séparé(s).

Des certificats reflétant les inscriptions dans le registre des actions seront délivrés aux actionnaires à leur demande. La Société peut émettre des certificats d’actions nominatives multiples.

Toutes les communications et avis à donner à un actionnaire inscrit sont réputés valablement faits s’ils sont faits à la dernière adresse communiquée par l’actionnaire à la Société ou, si aucune adresse n’a été communiquée par l’actionnaire, au siège social de la Société ou à toute autre adresse que la Société pourra inscrire dans le registre au fil du temps.

TITRE III – CONSEIL D’ADMINISTRATION, COMMISSAIRES

Article 10 Conseil d’Administration

La Société est gérée et administrée par un conseil d’administration (le “Conseil d’Administration”).

Le Conseil d’Administration est composé de trois (3) membres minimum (les “Administrateurs”), qui n’ont pas besoin d’être actionnaires.

L’Assemblée Générale peut décider de qualifier les Administrateurs en Administrateur de catégorie A (les “Administrateurs A”) ou Administrateur de catégorie B (les “Administrateurs B”).

Les Administrateurs seront nommés par l’assemblée générale qui détermine la durée de leur mandat, et ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Ils peuvent être réélus pour des mandats successifs et ils peuvent être révoqués à tout moment, avec ou sans motif par décision de l’assemblée générale.

Article 11 Vacances d’un poste de membre du Conseil d’Administration

En cas de vacance d’un membre du Conseil d’Administration en raison d’un décès, d’une incapacité légale, d’une faillite, d’une démission ou autre, ce poste peut être pourvu de manière temporaire et pour une durée n’excédant pas le mandat initial du membre remplacé du Conseil d’Administration, par les autres membres du Conseil d’Administration jusqu’à la prochaine assemblée générale des actionnaires de la Société qui se prononcera sur la nomination permanente dans le respect des dispositions légales applicables et des présents Statuts.

Article 12 Pouvoirs des administrateurs

Le Conseil d’Administration est investi de tous les pouvoirs (à l’exception de ceux qui sont expressément réservés par la loi à l’actionnaire unique ou à l’assemblée générale des actionnaires) pour accomplir tout acte nécessaire pour accomplir l’objet social de la Société. Tous pouvoirs qui ne sont pas expressément réservés par la loi ou par les Statuts à l’actionnaire unique ou à l’assemblée générale des actionnaires sont dans la compétence du Conseil d’Administration.

La gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion pourront, conformément à l’article 441-10 de la Loi, être déléguées à un ou plusieurs Administrateurs (le(s) « Administrateur(s) Délégué(s) », directeurs, gérants et autres agents, actionnaires ou non, agissant seuls ou conjointement. Leur nomination, leur révocation et leurs attributions seront réglées par une décision du Conseil d’Administration. La délégation à un membre du Conseil d’Administration impose au Conseil d’Administration l’obligation de rendre annuellement compte à l’assemblée générale ordinaire, des traitements, émoluments et avantages quelconques alloués au délégué. La Société peut également conférer tous mandats spéciaux par procuration authentique ou sous seing privé.

Article 13 Représentation de la Société

Vis-à-vis des tiers, la Société sera engagée par la signature conjointe de deux (2) Administrateurs ou d’un Administrateur A et d’un Administrateur B, le cas échéant,

ou par la signature individuelle de la personne à laquelle la gestion journalière de la Société a été déléguée dans les limites d’une telle délégation, ou par la signature conjointe ou par la signature individuelle de toutes personnes à qui un tel pouvoir de signature aura été délégué par le Conseil d’Administration, mais seulement dans les limites de ce pouvoir.

Article 14 Réunions du Conseil d’Administration

Le Conseil d’Administration peut choisir parmi ses membres un président (le “Président”). Il pourra également nommer un secrétaire qui n’a pas besoin d’être membre du Conseil d’Administration et qui sera responsable de la tenue des procès- verbaux des réunions du Conseil d’Administration et des actionnaires.

Le Conseil d’Administration se réunira sur convocation du Président. Une réunion du Conseil d’Administration doit être convoquée si deux Administrateurs le demandent.

Le Président présidera toutes les réunions du Conseil d’Administration et les assemblées générales des actionnaires (si nécessaires), mais en son absence le Conseil d’Administration pourra désigner un autre membre du Conseil d’Administration et l’assemblée générale des actionnaires pourra désigner toute autre personne comme président pro tempore à la majorité des membres présents ou représentés.

Sauf en cas d’urgence ou avec l’accord écrit préalable de tous ceux qui ont le droit d’y assister, une convocation écrite de toute réunion du Conseil d’Administration devra être transmise, vingt-quatre heures au moins avant la date prévue pour la réunion, par télécopie, par courrier, par courriel ou tout autre moyen de communication. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être passé outre cette convocation avec l’accord écrit transmis par télécopie, par courrier ou par courriel de chaque membre du Conseil d’Administration. Une convocation spéciale ne sera pas requise pour les réunions se tenant à une date et à un endroit déterminés dans une résolution préalablement adoptée par le Conseil d’Administration.

Toute réunion du Conseil d’Administration se tiendra à Luxembourg ou tout autre endroit que le Conseil d’Administration pourra déterminer d’un temps à l’autre.

Tout membre du Conseil d’Administration pourra se faire représenter aux réunions du Conseil d’Administration en désignant par écrit, par télécopie, par courriel ou par courrier un autre membre du Conseil d’Administration comme son mandataire. Les résolutions du Conseil dAdministration lors d’une réunion seront prises à la majorité des voix des Administrateurs présents ou représentés à cette réunion. Le Président n’a pas de voix prépondérante en cas d’égalité des voix.

Le quorum du Conseil d’Administration est d’un (1) Administrateur A et d’un (1) Administrateur B présent à la réunion ou, dans l’hypothèse où aucun administrateur de catégorie A ou de catégorie B n’ait été nommé, trois (3) Administrateurs en fonction.

Un ou plusieurs Administrateurs peuvent participer à une réunion par conférence téléphonique, visioconférence ou par tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément l’une avec l’autre. Une telle participation sera considérée équivalente à une présence physique à la réunion.

Une décision écrite signée par tous les Administrateurs est régulière et valable comme si elle avait été adoptée à une réunion du Conseil d’Administration, dûment convoquée et tenue. Une telle décision pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signé par un ou plusieurs Administrateurs.

Les procès-verbaux de toute réunion du Conseil d’Administration seront signés par le Président de la réunion et par le secrétaire (s’il y a un). Les procurations resteront annexées aux procès- verbaux.

Les copies ou extraits de ces procès-verbaux, destinés à servir en justice ou ailleurs, seront signés par le Président et le secrétaire (s’il y en a) ou par deux membres du Conseil d’Administration.

Article 15 Rémunération et Dépenses

Sous réserve de l’approbation de l’Assemblée Générale, les Administrateurs peuvent recevoir une rémunération pour leur gestion de la Société et peuvent, de plus, être remboursés de toutes les dépenses que l’Administrateur concerné aurait exposées en relation avec la gestion de la Société.

Article 16 Conflit d’intérêt

Sauf dispositions contraires de la Loi, tout membre du Conseil d’Administration qui a, directement ou indirectement, un intérêt de nature patrimoniale opposé à celui de la Société à l’occasion d’une opération relevant du Conseil d’Administration est tenu d’en prévenir le Conseil d’Administration et de faire mentionner cette déclaration dans le procès-verbal de la séance. L’administrateur concerné ne peut prendre part ni aux discussions relatives à cette opération, ni au vote y afférent. Ce conflit d’intérêts doit également faire l’objet d’un rapport aux actionnaires, lors de la prochaine assemblée générale des actionnaires, et avant toute prise de décision de l’assemblée générale des actionnaires sur tout autre point à l’ordre du jour.

Lorsque, en raison d’un conflit d’intérêts, le nombre d’administrateurs requis afin de délibérer valablement n’est pas atteint, le Conseil d’Administration peut décider de déférer la décision sur ce point spécifique à l’assemblée générale des actionnaires.

Les règles relatives aux conflits d’intérêts ne s’appliquent pas lorsque la décision du Conseil d’Administration se rapporte à des opérations courantes conclues dans des conditions normales.

Le(s) délégués à la gestion journalière de la Société le cas échéant, sont soumis aux alinéas précédents du présent article des présents Statuts à condition qu’un seul délégué à la gestion journalière de la Société ait été désigné et se trouve en situation conflit d’intérêts, la décision visée devant être adoptée par le Conseil d’Administration.

Article 17 Responsabilité des Administrateurs

Les Administrateurs n’engagent pas leur responsabilité personnelle, dans l’exercice de leurs fonctions, en raison des engagements de la Société.

La Société peut indemniser tout Administrateur (ou l’un de ses directeurs, gérants, fondés de pouvoir ou employés), pour tous dommages qu’il a à payer et tous frais raisonnables encourus par suite de sa comparution en tant que défendeur dans des actions en justice, des procès ou des poursuites judiciaires intentés en raison de sa fonction actuelle ou ancienne d’Administrateur (ou de directeur, gérant, fondé de pouvoir ou employé d’un Administrateur).

Article 18 Commissaires

La surveillance de la Société est confiée à un commissaire ou, le cas échéant, à un conseil de surveillance composé de plusieurs commissaires.

Aucun commissaire n’a à être actionnaire de la Société.

Le(s) commissaire(s) est/sont nommé(s) par une résolution des actionnaires prise conformément aux articles Article 21 and Article 22 des Statuts jusqu’à l’assemblée générale annuelle des actionnaires qui suit sa/leur nomination. Cependant leur mandat peut être renouvelé par l’assemblée générale des actionnaires.

Un commissaire peut être révoqué à tout moment, sans préavis et avec ou sans motif, par l’assemblée générale des actionnaires.

Si l’assemblée générale des actionnaires de la Société nomme un ou plusieurs réviseurs d’entreprises agréés conformément à l’article 69 de la loi du 19 décembre 2002 relative au registre du commerce et des sociétés et à la comptabilité et aux comptes annuels des entreprises, telle que modifiée, la nomination des commissaires n’est plus requise.

Un réviseur d’entreprises agréé ne peut être révoqué que par l’assemblée générale des actionnaires pour un motif valable ou avec son approbation.

TITRE IV – ASSEMBLEES GENERALES

Article 19 Pouvoirs de l’Assemblée Générales des Actionnaires

L’assemblée générale des actionnaires représente l’ensemble des actionnaires de la Société (f “Assemblée Générale”). L’Assemblée Générale a tous les pouvoirs qui lui sont réservés par la loi.

Article 20 Assemblée Générale Annuelle

L’Assemblée Générale annuelle devra se tenir dans les six (6) mois suivant la fin de chaque exercice social au Grand-Duché de Luxembourg, au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg tel qu’indiqué dans la convocation de cette assemblée. D’autres Assemblées Générales peuvent être tenues au lieu et à l’heure spécifiés dans leurs convocations respectives. Les porteurs d’obligations n’ont pas le droit d’assister aux Assemblées Générales.

Article 21 Autres Assemblées Générales

Le Conseil d’Administration peut convoquer d’autres Assemblées Générales. De telles assemblées doivent être convoquées à la demande des actionnaires représentant au moins dix pour cent (10%) du capital social.

Les Assemblées Générales, y compris l’Assemblée Générale annuelle, peuvent se tenir à l’étranger chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d’Administration, le requièrent.

Les Assemblées Générales sont convoquées conformément aux dispositions de la Loi.

Tout actionnaire de la Société peut assister à l’Assemblée Générale en nommant une autre personne comme son mandataire, une telle nomination doit être faite par écrit d’une manière devant être déterminée par le Conseil d’Administration dans la convocation. Si l’actionnaire vote au moyen d’une procuration, la procuration doit être déposée au siège social de la Société ou chez tout autre agent de la Société, dûment autorisé à recevoir ces procurations, dans le même temps. Le Conseil d’Administration peut fixer un délai plus court pour le dépôt du certificat ou de la procuration.

Article 22 Procédure, vote

Les actionnaires se réunissent après convocation du Conseil d’Administration ou des commissaires aux comptes, conformément aux conditions fixées par la loi. La convocation envoyée aux actionnaires indiquera la date, l’heure et le lieu de l’Assemblée Générale ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’Assemblée Générale des actionnaires.

Si tous les actionnaires sont présents ou représentés à une Assemblée Générale et déclarent avoir eu connaissance de l’ordre du jour de l’Assemblée Générale, celle- ci peut se tenir sans convocation préalable.

Un actionnaire peut agir à toute Assemblée Générale en désignant par écrit, par télécopie, par courriel, par courrier ou tout autre moyen de communication écrit, un mandataire qui ne doit pas obligatoirement être un actionnaire.

Chaque actionnaire peut voter à une Assemblée Générale par un formulaire de vote signé envoyé par courrier ou par télécopie ou par tout autre moyen de communication autorisé par le Conseil d’Administration, et livré au siège social de la Société ou à l’adresse figurant dans la convocation. Les actionnaires ne peuvent utiliser que les formulaires de vote fournis par la Société qui contiennent au moins le lieu, la date et l’heure de la réunion, l’ordre du jour de la réunion, les propositions soumises aux décisions de l’Assemblée Générale ainsi que pour chaque proposition, trois cases permettant à l’actionnaire de voter en faveur ou contre la résolution proposée ou de s’abstenir de voter en cochant les cases appropriées. La Société ne tiendra compte que des formulaires de vote reçus au plus tard trois (3) jours ouvrables avant la date de l’Assemblée Générale à laquelle ils se rapportent. Le Conseil d’Administration peut fixer une période plus courte pour la réception des formulaires de vote.

Le Conseil d’Administration peut déterminer toutes les autres conditions à remplir pour participer à l’Assemblée Générale.

Les résolutions dont l’adoption n’est pas soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, seront adoptées à la majorité simple des votes exprimés, indépendamment du nombre d’Actions représentées.

Pour les résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, le quorum sera d’au moins la moitié (1/2) de toutes les Actions émises et en circulation et les résolutions seront adoptées par une majorité des deux tiers (2/3) des votes exprimés. Si ce quorum n’est pas atteint à la première assemblée, une deuxième assemblée pourra être convoquée et les résolutions seront adoptées, indépendamment du nombre

d’Actions représentées, par une majorité des deux tiers (2/3) des votes exprimés. Un vote est attaché à chaque Action émise. Chaque Part Bénéficiaire donne droit à une voix à son détenteur.

Des copies des extraits du procès-verbal de l’assemblée à produire en justice ou autrement seront signées par deux Administrateurs ou par le Président du Conseil d’Administration

Article 23 Prorogation

Le Conseil d’Administration peut proroger séance tenante toute Assemblée Générale à quatre (4) semaines. Le Conseil d’Administration doit le faire sur la demande d’un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société.

Cette prorogation annule automatiquement toute résolution déjà adoptée. L’Assemblée Générale prorogée a le même ordre du jour que la première assemblée. Les Actions et les procurations déposées régulièrement en vue de la première assemblée restent valablement déposées pour la deuxième assemblée

TITRE V – EXERCICE SOCIAL – BILAN – BENEFICES – AUDIT

Article 24 Exercice social

L’exercice social de la Société commence le 1er janvier et se termine le 31 décembre.

Article 25 Comptes annuels

Tous les ans, à la clôture de l’exercice social, le Conseil d’Administration dresse un bilan et un compte de pertes et profits conformément à la Loi, auxquels un inventaire est annexé, l’ensemble de ces documents constituant les comptes annuels qui seront soumis aux actionnaires conformément aux Article 20Article 22 des Statuts.

Article 26 Bénéfices

Le solde créditeur du compte de pertes et profits, après déduction des dépenses, coûts, amortissements, charges et provisions, tel qu’approuvé par une résolution des actionnaires prise conformément aux Article 20Article 22 des Statuts, représente le bénéfice net de la Société.

Chaque année, 5% (cinq pour cent) du bénéfice net doit être affecté à la réserve légale de la Société. Ce prélèvement cesse d’être obligatoire lorsque la réserve légale atteint un dixième du capital social de la Société, mais devra être repris à tout moment si elle est entamée.

Le bénéfice restant est affecté par une résolution d’ actionnaires prise conformément aux Article 20Article 22 des Statuts.

Dans les conditions établies par la loi, le Conseil d’Administration peut payer une avance sur les dividendes. Le Conseil d’Administration détermine la date et le montant de tout payement d’acompte sur dividendes.

Article 27 Dividendes intérimaires

Nonobstant ce qui précède, le Conseil d’Administration peut décider, conformément aux articles dispositions de l’article 461-3 de la Loi, de verser des dividendes intérimaires avant la clôture de l’exercice social en cours sur base d’un état comptable datant de moins de 2 (deux) mois à la date de la décision et établi par le Conseil d’Administration, duquel doit ressortir que des fonds suffisants sont disponibles pour une distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des résultats réalisés depuis la fin du dernier exercice dont les comptes annuels ont été approuvés, augmenté des bénéfices reportés ainsi que des sommes à porter en réserves conformément à la Loi ou aux Statuts.

Le réviseur d’entreprises ou le commissaire, le cas échéant, vérifie que les conditions susmentionnées ont été remplies.

TITRE VI – DISSOLUTION – LIQUIDATION

Article 28 Dissolution, liquidation

La Société peut être dissoute par une résolution de l’Assemblée Générale délibérant aux mêmes conditions de quorum et de majorité que celles exigées pour toute modification des Statuts, sauf dispositions contraires de la loi.

En cas de dissolution de la Société, la liquidation sera effectuée par un ou plusieurs liquidateurs nommés par l’Assemblée Générale et qui fixera les pouvoirs et émoluments de chacun des liquidateurs.

Le surplus résultant de la réalisation de l’actif et du paiement de l’ensemble des dettes sera réparti entre les actionnaires en proportion du nombre des Actions qu’ils détiennent dans la Société.

TITRE VII – LOI APPLICABLE

Article 29 Loi applicable

Toutes les questions qui ne sont pas régies par les présents Statuts seront déterminées conformément à la Loi.

DISPOSITION TEMPORAIRE

Nonobstant les dispositions de l’Article 24 des Statuts, le premier exercice de la Société débute ce jour et s’achèvera le 31 décembre 2021.

SOUSCRIPTION – PAIEMENT

L’intégralité des 40.000 (quarante mille) actions représentant l’intégralité du capital social de la Société a été entièrement souscrite par EverArc Holdings Limited prénommé, et a été intégralement libérée en numéraire. Le montant de 40.000 USD (quarante mille Dollars américains) est donc à la disposition de la Société ainsi qu’il en a été justifié au notaire instrumentant par la production d’un certificat de blocage de fonds.

FRAIS

Le montant des frais, dépenses, coûts ou charges, sous quelque forme que ce soit qui incombent à la Société ou qui sont mis à sa charge en raison de sa constitution, sont approximativement évalués à 1.600,- EUR..

RESOLUTION DE L’ASSOCIE UNIQUE

Immédiatement après la constitution de la Société, l’Actionnaire Unique représentant la totalité du capital social souscrit, a pris les résolutions suivantes :

1)	dénommer:

-	Vivek Raj, résidant professionnellement au Kingston Chambers, PO Box 173, Road Town, Tortola, îles Vierges Britanniques ;

-	Haitham Khouri, résidant professionnellement au Kingston Chambers, PO Box 173, Road Town, Tortola, îles Vierges Britanniques,

comme administrateurs de la Société pour une durée de 6 (six) ans; et

-	Daniel Paulos, résidant professionnellement au 255 Hollow Hom Rd, Pipersville, PA 18947, Etats Unis d’Amérique, comme commissaire de la Société pour une durée de 6 ans, et

2)	de fixer le siège social de la Société au 12E rue Guillaume Kroll, L-1882 Luxembourg, Grand-Duché de Luxembourg.

3)	Le troisième administrateur sera nommé à la première assemblée générale extraordinaire.

DECLARATION

Le notaire instrumentant qui comprend et parle anglais, constate par la présente qu’à la requête de la personne comparante, le présent acte est rédigé en anglais suivi d’une version française et qu’en cas de divergences entre le texte anglais et français, la version anglaise prévaudra.

Dont acte, fait et passé à Junglinster, date qu’en tête des présentes.

Et après lecture faite au mandataire, il a signé avec nous, notaire, le présent acte.